Credit Suisse
Asset-Backed Securities
ABSC NS 2006-HE6
Balance: 1,020,900,865
All records
5,185 records

Selection Criteria: All records
Table of Contents

1.

City

2.

State

1. City

City	Total Remaining Balance	Percent Remaining Balance	Non Zero WA FICO
LOS ANGELES	20,112,418.81	1.97	631
PHOENIX	16,729,353.00	1.64	614
MIAMI	16,047,875.98	1.57	628
CHICAGO	13,705,896.89	1.34	620
LAS VEGAS	10,061,205.12	0.99	620
ORLANDO	8,629,977.09	0.85	618
BAKERSFIELD	8,321,917.69	0.82	640
JACKSONVILLE	7,768,367.54	0.76	601
RICHMOND	7,011,970.08	0.69	606
RIVERSIDE	6,903,261.04	0.68	634
Other	905,608,621.51	88.71	611
Total:	1,020,900,864.75	100.00	612

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2. State

State	Total Remaining Balance	Percent Remaining Balance	Non Zero WA FICO
Alabama	1,763,381.34	0.17	620
Alaska	1,602,461.86	0.16	617
Arizona	67,435,976.27	6.61	611
Arkansas	1,033,730.34	0.10	618
California	261,105,445.59	25.58	631
Colorado	21,052,302.84	2.06	624
Connecticut	11,689,210.88	1.14	583
Delaware	3,483,198.56	0.34	584
Florida	125,666,207.35	12.31	604
Georgia	13,845,250.76	1.36	605
Hawaii	3,772,352.11	0.37	688
Idaho	2,122,761.99	0.21	581
Illinois	46,540,011.82	4.56	617
Indiana	9,216,469.31	0.90	595
Iowa	2,362,393.67	0.23	603
Kansas	3,008,058.22	0.29	593
Kentucky	3,788,276.13	0.37	600
Louisiana	5,678,107.15	0.56	593
Maine	1,813,607.64	0.18	569
Maryland	42,621,291.41	4.17	600
Massachusetts	18,212,297.75	1.78	591
Michigan	20,101,680.71	1.97	607
Minnesota	10,818,752.47	1.06	624
Mississippi	1,712,595.78	0.17	617
Missouri	10,842,504.72	1.06	599
Montana	464,238.50	0.05	581
Nebraska	1,050,344.34	0.10	606
Nevada	21,014,565.35	2.06	618
New Hampshire	6,078,533.61	0.60	578
New Jersey	47,465,654.81	4.65	599
New Mexico	5,520,660.97	0.54	612
New York	37,343,221.61	3.66	617
North Carolina	12,646,237.22	1.24	598
North Dakota	21,851.92	0.00	595
Ohio	13,353,697.28	1.31	596
Oklahoma	5,880,968.91	0.58	595
Oregon	9,064,688.81	0.89	611
Pennsylvania	19,759,096.57	1.94	590
Rhode Island	4,922,320.25	0.48	630
South Carolina	8,039,057.23	0.79	598
South Dakota	472,190.72	0.05	630
Tennessee	8,401,839.19	0.82	607
Texas	63,664,378.42	6.24	603
Utah	8,306,552.91	0.81	638
Vermont	2,910,903.88	0.29	598
Virginia	26,271,337.36	2.57	596
Washington	19,590,469.76	1.92	618
West Virginia	698,947.32	0.07	632
Wisconsin	5,500,374.38	0.54	579
Wyoming	1,170,406.76	0.11	612
Total:	1,020,900,864.75	100.00	612

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11 Madison Avenue
New York, New York 10010
www.credit_suisse.com
Oct 25, 2006 13:41

Disclaimer The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer. Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.